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                                                                   EXHIBIT 10.14

[LCC LOGO]


LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia  22102
(703) 873-2000
Fax (703) 873-2100


January 11, 2001

Susan Mayer
12429 Rivers Edge Drive
Potomac, Maryland  20854

Dear Susan:

On behalf of LCC International, Inc. (the "Company"), I am pleased to formally invite you to join our Board of Directors. We expect you will serve a vital role as one of the Company's "outside" directors.

I intend to submit your candidacy to the Board for approval at its January 30, 2001 regular meeting. This will be an interim appointment until the Company's next Annual Shareholders' Meeting in May. The Company's Directors are elected for one-year term(s) at each Annual Shareholders' Meeting. If elected by the Board at the January 30 meeting, you should also expect to be nominated by the Board for election by the shareholders in May. Your candidacy for election will be presented in the Company's 2001 Proxy Statement, and you will be expected to provide the Company with all information required for disclosure under the SEC's proxy rules.

Historically, the Board holds four regular meetings each year and one Annual Meeting immediately following the Annual Shareholders' Meeting. The Annual Meeting is currently scheduled for May 24, 2001, and the four regular meetings are currently scheduled January 30, April 24, July 24 and October 23. These dates will be finalized at the January 30 meeting. The Board also holds special meetings as needed during the year to consider matters that demand more immediate attention given the needs of the business.

In consideration of your services, we are offering you the following compensation package:

        - An annual retainer of $20,000 paid in four equal quarterly installments, in arrears, at each regular meeting of the Board.

        - An annual retainer of $2,000 for each Committee that you serve on with an additional $3,000 in the event you serve as Chair of the Committee.


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[LCC LOGO]

        - A fee of $1,000 for each Board meeting that you attend, together with reimbursement of all reasonable out-of-pocket expenses you incur in connection with your service.

You are also eligible to receive options to purchase shares of the Company's Class "A" Common Stock under the Company's 1996 Directors Stock Option Plan (the "Plan"). Directors of the Company receive an annual grant at each Annual Board Meeting of options to purchase 10,000 shares, and a grant upon joining the Board equal to a pro rata portion of 10,000 based on the portion of a year served between the date you join the Board and the next Annual Board Meeting. The options are granted at the fair market value of the Company's Class "A" Common Stock on the date of grant (i.e., the date approved by the Board), which is defined as the closing price reported on NASDAQ on the date prior to the date of grant. The options normally have a three-year vesting schedule with one third vesting on each anniversary of the date of grant. The options are subject to the terms and conditions of the Plan and the form of Non-Qualified Stock Option Agreement adopted by the Board for grants under the Plan.

You will also be entitled to indemnification from the Company for certain claims that you may be subject to in connection with your service to the Company. You will be provided an indemnification agreement in the form adopted by the Board for its members. The Company maintains standard D&O Liability coverage that provides coverage for certain risks under the terms of the policy. You will also be subject to the normal SEC and NASDAQ rules applicable to directors of public companies including restrictions on your ability to execute transactions involving Company securities and certain disclosure obligations with respect to your trading activities. The Company has adopted certain policies applicable to its officers and directors, including trading windows and pre-clearance procedures, which will assist in your compliance with these requirements.

Again, we are very pleased to offer you this position and look forward to a long and mutually beneficial relationship. If you wish to accept this offer, please sign this letter in the space provided below and return one fully executed copy to me before Friday, January 19, 2001. If you have any questions, please feel free to call me.

Best regards,




/s/ C. THOMAS FAULDERS, III
C. Thomas Faulders, III
Chairman & Chief Executive Officer